UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2009

AmerInst Insurance Group, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	000-28249	98-0207447
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Cedar Management Limited

25 Church Street, Continental Building

P.O. Box HM 1601, Hamilton, Bermuda HMGX

(Address of Principal Executive Office) (Zip Code)

(441) 296-3973

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 1.02	Termination of a Material Definitive Agreement.

AmerInst Insurance Company, Ltd. (“AMIC Ltd.”), a wholly-owned subsidiary of AmerInst Insurance Group, Ltd. (“AmerInst”), has entered into certain reinsurance treaties and endorsements with Continental Casualty Company (“CNA”) with various inception and termination dates commencing August 1, 1993 through December 31, 2008 (the “Historical Reinsurance Treaties”). Effective January 1, 2009, AMIC Ltd. and CNA entered into (1) an AmerInst Insurance Company Limited Accountants Professional Liability Treaty and (2) a Value Plan Policies Accountants Professional Liability Quota Share Treaty (collectively, the “2009 Reinsurance Treaties”).

As previously reported in a Form 8-K filed by AmerInst on January 9, 2009, on January 5, 2009 AMIC Ltd. received written notice from CNA that CNA did not intend to renew the reinsurance program encompassed by the 2009 Reinsurance Treaties. The reinsurance activity of AMIC Ltd. historically depended upon agreements entered into with outside parties, primarily CNA. In 2008, the business relationship with CNA accounted for over 95% of AmerInst’s operating revenue.

Since January 5, 2009, CNA and AmerInst have been negotiating the termination of the relationship in the AICPA-sponsored professional liability insurance program and the commutation of prior years’ undetermined and unpaid liabilities. On May 15, 2009, AMIC Ltd. and CNA entered into a Commutation and Release Agreement whereby:

•	AMIC Ltd. shall pay to CNA $20,550,000 on or before June 1, 2009;

•	CNA shall release and discharge AMIC Ltd. from any claims or liabilities whatsoever under, arising out of, or in any way related to the Historical Reinsurance Treaties;

•	AMIC Ltd. shall release and discharge CNA from any claims or liabilities whatsoever under, arising out of, or in any way related to the Historical Reinsurance Treaties;

•	All rights, duties, liabilities, and obligations of AMIC Ltd. and CNA under the 2009 Reinsurance Treaties are discharged;

•	The 2009 Reinsurance Treaties are rescinded and terminated retroactive to their inception; and

•	The 2009 Reinsurance Treaties are void as though they never existed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERINST INSURANCE GROUP, LTD.

By:	/s/ Irvin F. Diamond
Irvin F. Diamond
Chairman of the Board

Date: May 19, 2009